Exhibit 12
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                     CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                                  (in thousands)
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                                                                        12 Months Ended

                                                 _______________________________________________________________
                                                                                  December 31,
                                                   June 30,     ________________________________________________
                                                     1995         1994      1993      1992      1991      1990
                                                 _____________  ________  ________  ________  ________  ________
Net income. . . . . . . . . . . . . . . . . . .      $ 74,777   $ 81,913  $ 84,011  $ 72,601  $ 75,683  $ 71,562

Add--Federal and state income taxes:
  Current . . . . . . . . . . . . . . . . . . .        34,765    38,097     50,441    6,110     36,316    39,380
  Deferred (net). . . . . . . . . . . . . . . .        11,216    13,190      1,674   33,998      7,573    (2,964)
  Investment tax credit amortization. . . . . .        (3,364)   (3,367)    (3,366)  (3,336)    (3,464)   (3,306)
  Income tax applicable to nonoperating
    activities. . . . . . . . . . . . . . . . .           936       603        631    2,989      2,413     2,986
                                                      _______   _______    _______  _______   ________   _______
                                                       43,553    48,523     49,380   39,761     42,838    36,096
                                                      _______   _______    _______  _______    _______   _______
Net income before income taxes. . . . . . . . .       118,330   130,436    133,391  112,362    118,521   107,658
                                                      _______   _______    _______  _______    _______   _______

Add--Fixed charges
  Interest on long-term debt. . . . . . . . . .        30,893    31,164     32,823   35,534     36,652    36,589
  Interest on provision for revenue refunds . .             -         -          -     (803)     4,261     3,396
  Other interest. . . . . . . . . . . . . . . .           694       358        479      392      1,231     1,070
  Amortization of net debt premium and
    discount. . . . . . . . . . . . . . . . . .         1,680     1,678      1,598      863        338       326
                                                      _______   _______    _______  _______    _______  ________
                                                       33,267    33,200     34,900   35,986     42,482    41,381
                                                      _______   _______    _______  _______    _______  ________
Earnings as defined . . . . . . . . . . . . . .      $151,597  $163,636   $168,291 $148,348   $161,003  $149,039
                                                      =======   =======    =======  =======    =======  ========

Ratio of earnings to fixed charges. . . . . . .          4.56      4.93       4.82     4.12       3.79      3.60

Earnings required for preferred dividends:
  Preferred stock dividends . . . . . . . . . .      $  3,770  $  3,510   $  3,718 $  4,549   $  5,396  $  5,617
  Adjustment to pre-tax basis*. . . . . . . . .         2,195     2,079      2,185    2,491      3,054     2,833
                                                      _______   _______    _______  _______    _______   _______
                                                     $  5,965  $  5,589   $  5,903 $  7,040   $  8,450  $  8,450
                                                      _______   _______    _______  _______    _______   _______
Fixed charges plus preferred stock
  dividend requirements . . . . . . . . . . . .      $ 39,232  $ 38,789   $ 40,803 $ 43,026   $ 50,932  $ 49,831
                                                      =======   =======    =======  =======    =======   =======

Ratio of earnings to fixed charges plus
  preferred stock dividend requirements . . . .          3.86      4.22       4.12     3.45       3.16      2.99


* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings required for preferred dividends
{          Net income                   }


















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